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Exhibit 2.1

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

between

AGILENT TECHNOLOGIES, INC.

and

VERIGY PTE. LTD.

Dated as of May    , 2006

i

ARTICLE VII—ACCESS TO INFORMATION		15
7.1.	Restrictions on Disclosure of Information	15
7.2.	Legally Required Disclosure of Information	15
7.3.	Access to Information	15
7.4.	Record Retention	16
7.5.	Production of Witnesses	16
7.6.	Reimbursement	17
7.7.	Other Agreements Regarding Access to Information	17
7.8.	Acquisition of Verigy by another Person	17
ARTICLE VIII—ADDITIONAL COVENANTS AND OTHER MATTERS		17
8.1.	Performance	17
8.2.	Existing Litigation Matters	17
8.3.	Insurance Matters	17
8.4.	Export Control Compliance	19
8.5.	Conduct of Business between Separation Date and the IPO Settlement Date	19
8.6.	Conduct of Business between IPO Settlement Date and Distribution Date	19
ARTICLE IX—INDEMNIFICATION		19
9.1.	Indemnification by Verigy Group	19
9.2.	Indemnification by Agilent Group	20
9.3.	Claim Procedure	20
9.4.	Survival; Limitations	22

ii

ARTICLE X—MISCELLANEOUS		23
10.1.	Governing Law	23
10.2.	Jurisdiction	23
10.3.	Dispute Resolution	23
10.4.	Notices	24
10.5.	Binding Effect and Assignment	24
10.6.	Severability	24
10.7.	Entire Agreement	25
10.8.	Counterparts	25
10.9.	Expenses	25
10.10.	Amendment	25
10.11.	Waiver	25
10.12.	Authority	25
10.13.	Termination	25

iii

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

        THIS MASTER SEPARATION AND DISTRIBUTION AGREEMENT (the "Agreement") is dated as of May    , 2006, by and between Agilent Technologies, Inc., a Delaware corporation ("Agilent"), and Verigy Pte. Ltd., a company organized under the laws of Singapore (together with its successors and assigns, "Verigy") (each, a "Party" and, collectively, the "Parties").

W I T N E S S E T H:

        WHEREAS, Agilent has determined that it would be appropriate, desirable and in the best interests of Agilent and Agilent's stockholders to separate the Business from Agilent;

        WHEREAS, it is the intent of the Parties, in accordance with the General Assignment and Assumption Agreement to be entered into between the Parties (the "General Assignment and Assumption Agreement") and the other agreements and instruments provided for in this Agreement, that Agilent and its Subsidiaries convey to Verigy and its Subsidiaries substantially all of the business and assets of the Business and that Verigy and its Subsidiaries assume certain of the liabilities of Agilent and its Subsidiaries related to the Business (the "Transfer");

        WHEREAS, the Parties understand that Agilent has entered into certain asset purchase agreements, inventory purchase agreements and other agreements ancillary thereto (collectively, the "Flextronics Transfer Agreements"), with one or more subsidiaries or affiliates of Flextronics International Ltd. ("Flextronics"), which agreements contemplate the transfer of certain assets and employees relating to the Business from Agilent to Flextronics on or about the Separation Date;

        WHEREAS, Verigy intends to offer and sell for its own account a limited number of Verigy Ordinary Shares pursuant to an initial public offering of such shares (the "IPO"), and in furtherance thereof, Verigy has previously filed the IPO Registration Statement with the SEC which has not yet become effective;

        WHEREAS, Agilent intends, after the IPO, to distribute to holders of shares of Agilent Common Stock the outstanding Verigy Ordinary Shares then owned by Agilent (the "Distribution"); and

        WHEREAS, the parties intend in this Agreement and the Transaction Documents to set forth the principal arrangements between them regarding the Transfer, the IPO and the Distribution:

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

        1.1.    Definitions.

        Unless otherwise provided herein, capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Annex A.

        1.2.    Rules of Construction.

        (a)   This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

        (b)   The words "hereof, "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The words "include", "including", or "includes" when used herein shall be deemed in each case to be followed by the words "without limitation" or words having similar import. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

PURCHASE PRICE AND ALLOCATION

        2.1.    Payment of Purchase Price.

        The total consideration in respect of the Transfer contemplated by this Agreement and the General Assignment and Assumption Agreement shall consist of (i) a cash payment equal to $535 million (the "Purchase Price") and (ii) the assumption of liabilities specified in the General Assignment and Assumption Agreement. The Purchase Price shall be payable by Verigy to Agilent on the Separation Date in United States dollars (or in other currencies in certain foreign jurisdictions) in immediately available federal funds to such bank account or accounts as shall be designated in writing by Agilent no later than the second Business Day prior to the Separation Date or as otherwise set forth in the applicable Ancillary Agreement.

        2.2.    Allocation of Purchase Price.

        (a)   The Agilent Tax Group and the Verigy Tax Group agree to allocate the total consideration described in Section 2.1 (and all other capitalizable costs) among the Transferred Assets, the Transferred Business Intellectual Property, the Transferred Intellectual Property Rights for all purposes (including financial accounting and Tax purposes (except as otherwise required by generally accepted accounting principles)) in accordance with an allocation schedule (the "Allocation Schedule") prepared jointly by the Agilent Tax Group and the Verigy Tax Group in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Agilent Tax Group and the Verigy Tax Group agree to cooperate with each other in the preparation of, and to negotiate in good faith to resolve any dispute with respect to, the Allocation Schedule.

        (b)   The Verigy Tax Group and the Agilent Tax Group shall be bound by such Allocation Schedule and shall file, according to Section 1060 of the Code, all returns (including, without limitation, filing Form 8594) and reports with respect to the transactions contemplated by this Agreement (including, without limitation, all federal, state and local Tax returns) on the basis of such allocation. In addition, the Verigy Tax Group and the Agilent Tax Group shall act in accordance with the Allocation Schedule in the course of any Tax audit, Tax review or Tax litigation relating thereto, and take no position and cause their affiliates to take no position inconsistent with the Allocation Schedule for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

        2.3.    Receivables and Payables.

        Agilent shall pay to Verigy any payments received by Agilent or any of its Subsidiaries after the Separation Date in respect of accounts receivable of Verigy arising on, prior to or after the Separation Date within five (5) Business Days of Agilent's receipt thereof. To the extent that any accounts payable are included in the Assumed Liabilities, Agilent will pay such accounts payable on behalf of Verigy after the Separation Date, provided that any such payments will be made by Agilent only at such times and in such amounts as are directed by Verigy. Verigy will reimburse Agilent for any such amounts paid by Agilent at Verigy's direction within five (5) Business Days of such payments.

ARTICLE III

DOCUMENTS AND ITEMS TO BE DELIVERED ON THE SEPARATION DATE

        3.1.    Documents to be Delivered by Agilent.    On or prior to the Separation Date, or such later date as agreed to by the Parties, Agilent will deliver, or will cause its appropriate Subsidiaries to deliver, to Verigy all of the following items and agreements (collectively, together with all agreements and documents contemplated by such agreements, the "Transaction Documents"):

        (a)   a duly executed General Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A;

        (b)   Certificates representing the stock and/or investments in the Subsidiaries and other holdings of Agilent set forth on Schedule 1 with duly executed stock powers in the form proper for transfer;

        (c)   a duly executed Intellectual Property Matters Agreement substantially in the form attached hereto as Exhibit B-1 and a duly executed Manufacturing Trademark License Agreement substantially in the form attached hereto as Exhibit B-2;

        (d)   a duly executed Employee Matters Agreement substantially in the form attached hereto as Exhibit C;

        (e)   a duly executed Tax Sharing Agreement substantially in the form attached hereto as Exhibit D;

        (f)    a duly executed Transition Services Agreement substantially in the form attached hereto as Exhibit E;

        (g)   a duly executed loan agreement (the "Loan Facility Agreement") substantially in form attached hereto as Exhibit F.

        (h)   a duly executed Share Subscription Agreement substantially in the form attached hereto as Exhibit G;

        (i)    resignations of each person who is an officer of Verigy or an officer or director of any of its Subsidiaries, immediately prior to the Separation Date, and who will be employees of Agilent from and after the Separation Date; and

        (j)    such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

        3.2.    Documents to Be Delivered by Verigy.    As of the Separation Date, Verigy will or will cause its appropriate Subsidiaries to deliver to Agilent all of the following:

        (a)   in each case where Verigy is a party to any agreement or instrument referred to in Section 3.1, a duly executed counterpart of such agreement or instrument; and

        (b)   resignations of each person who is an officer or director of Agilent or its Subsidiaries (other than Verigy or any of its Subsidiaries) immediately prior to the Separation Date, and who will be employees of Verigy from and after the Separation Date.

        3.3.    Cash to be Contributed by Agilent.    On or prior to the Separation Date, or such later date as may be mutually agreed to by the Parties, Agilent shall make a capital contribution to Verigy in the amount of $535 million pursuant to the terms of the Share Subscription Agreement referenced in Section 3.1(h).

ARTICLE IV

THE IPO AND ACTIONS PENDING THE IPO

        4.1.    Transactions Prior to the IPO.    Subject to the conditions hereof, Agilent and Verigy will use their commercially reasonable efforts to consummate the IPO, including, without limitation, by taking the actions specified in this Section 4.1.

        (a)   Verigy will file such amendments or supplements to the IPO Registration Statement as may be necessary in order to cause the IPO Registration Statement to become and remain effective as required by applicable law or by the Underwriters, including, without limitation, filing such amendments and supplements thereto as may be required by the Underwriting Agreement, the SEC or applicable securities laws. Agilent and Verigy will also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the Verigy Ordinary Shares under the Exchange Act, and any registration statements or amendments thereto which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the IPO, the Distribution or the other transactions contemplated by this Agreement and the Transaction Documents.

        (b)   Verigy will enter into the Underwriting Agreement, in form and substance reasonably satisfactory to Verigy, and Verigy will comply with its obligations thereunder.

        (c)   Verigy will use its commercially reasonable efforts to take all such action as may be necessary or appropriate under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the IPO.

        (d)   Verigy will prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the Verigy Ordinary Shares to be issued in the IPO on the Nasdaq National Market, subject to official notice of issuance.

        (e)   Verigy and Agilent will participate in the preparation of materials and presentations that Agilent, Verigy and the Underwriters may deem necessary or desirable.

        (f)    Verigy will cooperate in all respects with Agilent in connection with the pricing and timing of the Verigy Ordinary Shares to be issued in the IPO and will, at Agilent's direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

        4.2.    Proceeds of the IPO.    Except as may be otherwise agreed by the parties, the IPO will be a primary offering of Verigy Ordinary Shares, and the net proceeds of the IPO will be used as described in the IPO Registration Statement in the section entitled "Use of Proceeds".

        4.3.    Conditions Precedent to Consummation of the IPO.    The obligations of the Parties to consummate the IPO will be subject to such conditions as Agilent will determine in its sole and absolute discretion, which conditions will be for the sole benefit of Agilent, may be waived by Agilent in its sole and absolute discretion, and any determination by Agilent regarding the satisfaction or waiver of any of such conditions will be conclusive. Such conditions will include, without limitation, the following:

        (a)   The IPO Registration Statement will have been declared effective by the SEC, and there will be no stop order in effect with respect thereto and no proceeding for that purpose will have been instituted by the SEC;

        (b)   The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) referred to in Section 4.1 will have been taken and, where applicable, have become effective or been accepted;

        (c)   The Verigy Ordinary Shares to be issued in the IPO will have been accepted for listing on the Nasdaq National Market, on official notice of issuance;

        (d)   Verigy will have entered into the Underwriting Agreement and all conditions to the obligations of Verigy and the Underwriters thereunder will have been satisfied or waived;

        (e)   Agilent will be satisfied in its sole and absolute discretion that (i) it will possess Tax Control of Verigy immediately following the consummation of the IPO, (ii) to the extent applicable as of the time the IPO is consummated, the other conditions for a distribution qualifying under Section 355 of the Code will be satisfied or can reasonably be anticipated to be satisfied, and (iii) there will be no event or condition that may cause any of such conditions not to be satisfied as of the time of the Distribution or thereafter;

        (f)    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the IPO or any of the other transactions contemplated by this Agreement or any Transaction Document will be in effect;

        (g)   Agilent will have determined that the terms of the IPO, including the timing and pricing thereof, and other material matters in connection therewith, are acceptable to Agilent; and

        (h)   This Agreement will not have been terminated.

ARTICLE V

THE DISTRIBUTION

        5.1.    The Distribution.    Agilent will, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Agilent may, at any time and from time to time until the completion of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. Verigy will cooperate with Agilent in all respects to accomplish the Distribution and will, at Agilent's direction, promptly take any and all reasonable actions necessary or desirable to effect the Distribution, including, without limitation, to the extent necessary, the registration under the Securities Act and the Exchange Act of the Verigy Ordinary Shares on an appropriate registration form or forms to be designated by Agilent. Agilent will select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Agilent, provided, however, that nothing in this Agreement will prohibit Verigy from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

        5.2.    Actions Prior to the Distribution.    In connection with the Distribution, the parties will take the actions set forth in this Section 5.2.

        (a)   Agilent and Verigy will prepare and mail, prior to any Distribution Date, to the holders of Agilent Common Stock, such information concerning Verigy and the Distribution and such other matters as Agilent reasonably determines and as may be required by law. Agilent and Verigy will prepare, and Verigy will, to the extent required by applicable law, file with the SEC any such documentation that Agilent determines is necessary or desirable to effect the Distribution, and Agilent and Verigy will each use its commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

        (b)   Verigy will use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution.

        (c)   Verigy will prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the Verigy Ordinary Shares to be distributed in the Distribution on the Nasdaq National Market, subject to official notice of issuance.

        (d)   Verigy will take all reasonable steps necessary or desirable to cause the conditions set forth in Section 5.3 to be satisfied and to effect the Distribution.

        5.3.    Conditions to Distribution.    The consummation of the Distribution will be subject to the satisfaction, or waiver by Agilent in its sole and absolute discretion, of the conditions set forth in this Section 5.3. Any determination by Agilent regarding the satisfaction or waiver of any of such conditions will be conclusive. For the avoidance of doubt, in the event that Agilent determines not to consummate the Distribution because one or more of such conditions is not satisfied or for any other reason, such determination by Agilent will not affect the effectiveness of the Transfer or the IPO.

        (a)   The receipt by Agilent, in form and substance satisfactory to it, of an opinion from its Tax Advisor that the Distribution should qualify as a distribution under Section 355 of the Code, subject to Section 367 of the Code, and such other matters as Agilent may determine to be necessary or advisable in its sole and absolute discretion.

        (b)   The receipt of any governmental approvals and material consents necessary to consummate the Distribution, which approvals and consents will be in full force and effect.

        (c)   No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution will be in effect and no other event outside the control of Agilent will have occurred or failed to occur that prevents the consummation of the Distribution.

        (d)   The actions and filings necessary or appropriate under applicable securities laws in connection with the Distribution will have been taken or made, and, where applicable, have become effective or been accepted.

        (e)   The Verigy Ordinary Shares to be distributed in the Distribution will have been accepted for listing on the Nasdaq National Market, subject to official notice of issuance.

        (f)    The receipt by Agilent, in form and substance satisfactory to it, of (i) an opinion from Delaware counsel, selected by Agilent in its sole and absolute discretion, regarding the appropriateness of the determination by the Agilent Board of Directors that Agilent has sufficient surplus under Delaware law to permit the Distribution and (ii) appropriate certificates from Verigy with respect to factual matters required by the advisors to render the opinions referenced in (i).

        5.4.    Certain Stockholder Matters.

        (a)   Subject to Section 5.3 hereof, on or prior to the Distribution Date, Agilent will deliver to a distribution agent to be appointed by Agilent (the "Distribution Agent") for the benefit of holders of record of Agilent Common Stock on the Record Date, a single share certificate, endorsed by Agilent in blank, representing all of the outstanding Verigy Ordinary Shares then owned by Agilent, and Agilent will instruct the Distribution Agent to deliver to the Verigy Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Agilent Common Stock entitled to receive Verigy Ordinary Shares in connection with the Distribution. Agilent will cause its transfer agent to instruct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of Verigy Ordinary Shares to each such holder or designated transferee(s) of such holder. Agilent will cooperate, and will instruct the Distribution Agent to cooperate, with Verigy and the Verigy Transfer Agent, and Verigy will cooperate, and will instruct the Verigy Transfer Agent to cooperate, with Agilent and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the Verigy Ordinary Shares to be distributed to the holders of Agilent Common Stock in connection with the Distribution.

        (b)   Subject to Section 5.4(d), each holder of Agilent Common Stock on the Record Date (or such holder's designated transferee(s)) will be entitled to receive in the Distribution a number of Verigy Ordinary Shares equal to the number of shares of Agilent Common Stock held by such holder on the Record Date, multiplied by a fraction, (i) the numerator of which is the number of Verigy Ordinary Shares beneficially owned by Agilent or any other member of the Agilent Group on the Record Date, and (ii) the denominator of which is the number of shares of Agilent Common Stock outstanding on the Record Date.

        (c)   Until such Verigy Ordinary Shares are duly transferred in accordance with applicable law, from and after the Distribution Date, Verigy will regard the Persons entitled to receive such Verigy Ordinary Shares as record holders of Verigy Ordinary Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Verigy agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Verigy Ordinary Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the Verigy Ordinary Shares then held by such holder.

        (d)   Notwithstanding anything to the contrary in this Section 5.4, in the event that the Distribution is not made in the form of a pro rata distribution of Verigy Ordinary Shares to holders of Agilent Common Stock, the above provisions of this Section 5.4 will not apply to the Distribution.

ARTICLE VI

FINANCIAL AND OTHER COVENANTS

        6.1.    Financial and Other Information.

        (a)    Financial Information.    Verigy agrees that, for so long as Agilent is required to consolidate the results of operations and financial position of Verigy and any other members of the Verigy Group or to account for its investment in Verigy under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied and consistent with SEC reporting requirements):

          (i)    Disclosure of Financial Controls.    Verigy will, and will cause each other member of the Verigy Group to, maintain, as of and after the Separation Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act; Verigy will cause each of its principal executive officer and its principal financial officer to sign and deliver certifications to Verigy's periodic reports and will include the certifications in Verigy's periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; Verigy will cause its management to evaluate Verigy's disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; Verigy will disclose in its periodic reports filed with the SEC information concerning Verigy management's responsibilities for and evaluation of Verigy's disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of Verigy's independent auditors relating to internal control over financial reporting) as and when required under Items 307 and

  308 of Regulation S-K and other applicable SEC rules; and, without limiting the general application of the foregoing, Verigy will, and will cause each other member of the Verigy Group to, maintain as of and after the Separation Date internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable law, (B) all transactions of members of the Verigy Group are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of members of the Verigy Group are authorized at the appropriate level within Verigy, and (D) unauthorized use or disposition of the assets of any member of the Verigy Group that could have material effect on the Financial Statements is prevented or detected in a timely manner (it being understood that the foregoing shall not require Verigy to comply with Section 404 of the Sarbanes-Oxley Act of 2002 as of an earlier date than it would otherwise be required to so comply under applicable law).

          (ii)    Fiscal Year.    Verigy will, and will cause each member of the Verigy Group to, maintain a fiscal year that commences and ends on the same calendar days as Agilent's fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Agilent's monthly accounting periods commence and end.

          (iii)    Monthly Financial Reports.    For each monthly accounting period after the Separation Date, Verigy shall use its reasonable best efforts to comply with Agilent's standard financial reporting timeline for the provision of consolidated income statements, balance sheets and cash flows of Verigy and each Verigy Affiliate that is consolidated with Verigy for such period, in such format and detail as Agilent may request; provided that in any case Verigy shall provide such financial information not later than eight (8) Business Days following the end of each monthly accounting period of Verigy.

          (iv)    Quarterly Financial Statements.    As soon as practicable and within Agilent's standard financial reporting timeline, and in any event no later than ten (10) Business Days prior to the date on which Agilent has notified Verigy that Agilent intends to file its Form 10-Q or other document containing quarterly financial statements with the SEC, Verigy will deliver to Agilent drafts of (A) the consolidated financial statements of the Verigy Group (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Verigy the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, and (B) a discussion and analysis by management of the Verigy Group's financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K; provided, however, that the foregoing requirement shall not apply to the first quarterly reporting period of Verigy following the IPO if Verigy is not required by the Exchange Act to file its Form 10-Q for such period within forty-five (45) days of the end of such quarter. The information set forth in (A) and (B) above is referred to in this Agreement as the "Quarterly Financial Statements." No later than three (3) Business Days prior to the date on which Agilent has notified Verigy that Agilent intends to file the Agilent quarterly financial statements with the SEC, Verigy will use its commercially reasonable efforts to deliver to Agilent the final form of the Verigy Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of Verigy in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to Agilent; provided, however, that Verigy may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and changes which corrections and changes will be delivered by Verigy to Agilent as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that Agilent's and

  Verigy's financial Representatives will actively consult with each other regarding any changes which Verigy may consider making to its Quarterly Financial Statements and related disclosures during the two (2) Business Days immediately prior to any anticipated filing with the SEC, to the extent that such changes would have an effect upon Agilent's financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect to the ownership of Verigy by Agilent, the separation of Verigy from Agilent or the Distribution will be filed with the SEC or otherwise made public by any Verigy Group member without the prior written consent of Agilent, which will not be unreasonably withheld. Agilent and Verigy will cooperate with each other and use commercially reasonable efforts to file their respective quarterly reports on the same day; provided, however, that the foregoing requirement shall not apply to the first quarterly reporting period of Verigy following the IPO if Verigy is not required by the Exchange Act to file its Form 10-Q for such period within forty-five (45) days of the end of such quarter.

          (v)    Annual Financial Statements.    As soon as practicable and within Agilent's standard financial reporting timeline, and in any event no later than ten (10) Business Days prior to the date on which Agilent has notified Verigy that Agilent intends to file its Form 10-K or other document containing annual financial statements with the SEC, Verigy will deliver to Agilent (A) drafts of the consolidated financial statements of the Verigy Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP and (B) a discussion and analysis by management of the Verigy Group's financial condition and results of operations for such year, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in (A) and (B) above is referred to in this Agreement as the "Annual Financial Statements." Verigy will deliver to Agilent all revisions to such drafts as soon as any such revisions are prepared or made. No later than three (3) Business Days prior to the date on which Agilent has notified Verigy that Agilent intends to file the Agilent annual financial statements with the SEC, Verigy will deliver to Agilent the final form of the Verigy Annual Financial Statements and certifications thereof by the principal executive and financial officers of Verigy in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to Agilent; provided, however, that Verigy may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and changes which corrections and changes will be delivered by Verigy to Agilent as soon as practicable, and in any event within eight (8) hours thereafter; provided, further, that Agilent and Verigy financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which Verigy may consider making to its Annual Financial Statements and related disclosures during the three (3) Business Days immediately prior to any anticipated filing with the SEC, to the extent such changes would have an effect upon Agilent's financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information not previously publicly disclosed with respect, to the ownership of Verigy by Agilent, the separation of Verigy from Agilent or the Distribution will be filed with the SEC or otherwise made public by any Verigy Group member without the prior consent of Agilent, which will not be unreasonably withheld. In any event, Verigy will use its commercially reasonable efforts to deliver to Agilent, no later than three (3) days prior to the date that on which Agilent has notified Verigy that Agilent intends to file the Agilent annual financial statements with the SEC, the final form of the Annual Financial Statements accompanied by an opinion thereon by Verigy's independent certified public accountants. Agilent and Verigy will cooperate with each other and use commercially reasonable efforts to file their respective annual reports on the same day.

          (vi)    Affiliate Financial Statements.    Verigy will use its commercially reasonable efforts to deliver to Agilent all Quarterly and Annual Financial Statements of each Verigy Affiliate which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Verigy required to be delivered to Agilent pursuant to this Section 6.1.

          (vii)    Conformance with Agilent Financial Presentation.    All information provided by any Verigy Group member to Agilent or filed with the SEC pursuant to Section 6.1(a)(iii) through (vi) inclusive will be consistent in terms of format and detail and otherwise with Agilent's policies with respect to the application of GAAP and practices with respect to the provision of such financial information by such Verigy Group member to Agilent, with such changes therein as may be requested by Agilent from time to time consistent with changes in such accounting principles and practices.

          (viii)    Verigy Reports Generally.    Each Verigy Group member that files information with the SEC will deliver to Agilent: (A) substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such Verigy Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by such Verigy Group member with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to in this Agreement as "Verigy Public Documents"), and (B) as soon as practicable, but in no event later than four (4) Business Days (other than with respect to 8-Ks) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Verigy Public Documents and, with respect to 8-Ks, as soon as practicable, but in no event later than two (2) Business Days prior to the earliest of the dates the same are printed, sent or filed in the case of planned 8-Ks and as soon as practicable, but in no event less than two (2) hours in the case of unplanned 8-Ks; provided, however, that Verigy may continue to revise such Verigy Public Documents prior to the filing thereof in order to make corrections and changes which corrections and changes will be delivered by Verigy to Agilent as soon as practicable, and in any event (other than in connection with unplanned 8-Ks) within eight (8) hours thereafter; provided, further, that Agilent and Verigy financial Representatives will actively consult with each other regarding any changes which Verigy may consider making to any of its Verigy Public Documents and related disclosures prior to any anticipated filing with the SEC, to the extent that such changes would have an effect upon Agilent's financial statements or related disclosures. In addition to the foregoing, no Verigy Public Document or any other document which refers, or contains information not previously publicly disclosed with respect, to the ownership of Verigy by Agilent, the separation of Verigy from Agilent or the Distribution will be filed with the SEC or otherwise made public by any Verigy Group member without the prior consent of Agilent, which will not be unreasonably withheld.

          (ix)    Budgets and Financial Projections.    Verigy will, as promptly as practicable and within Agilent's standard budgeting timeline, deliver to Agilent copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise required by Agilent) relating to Verigy on a consolidated basis and will provide Agilent an opportunity to meet with management of Verigy to discuss such budgets and projections.

          (x)    Other Information.    With reasonable promptness, Verigy will deliver to Agilent such additional financial and other information and data with respect to the Verigy Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Agilent.

          (xi)    Press Releases and Similar Information.    Verigy and Agilent will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Verigy Group and to comment thereon. Agilent and Verigy will make reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date. No later than twenty-four (24) hours prior to the time and date that a party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party will deliver to the other party copies of substantially final drafts (or relevant portions thereof) of all press releases and other statements to be made available by any member of that party's Group to employees of any member of that party's Group or to the public to the extent (and only to the extent) such releases and statements concern matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Verigy Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, the issuing party will consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing party will deliver to the other party copies of final drafts of all press releases and other public statements.

          (xii)    Cooperation on Agilent Filings.    Verigy will cooperate fully, and will use its best efforts to cause Verigy's Auditors to cooperate fully, with Agilent to the extent requested by Agilent in the preparation of Agilent's public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Agilent with the SEC, any national securities exchange or otherwise made publicly available (collectively, the "Agilent Public Filings"). Verigy agrees to provide to Agilent all information that Agilent reasonably requests in connection with any Agilent Public Filings or that, in the reasonable judgment of Agilent's legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Verigy will use its best efforts to provide such information in a timely manner on the dates requested by Agilent (which may be earlier than the dates on which Verigy otherwise would be required hereunder to have such information available) to enable Agilent to prepare, print and release all Agilent Public Filings on such dates as Agilent will determine but in no event later than as required by applicable law. Verigy will use its commercially reasonable efforts to cause Verigy's Auditors to consent to any reference to them as experts in any Agilent Public Filings required under any law, rule or regulation. If and to the extent requested by Agilent, Verigy will diligently and promptly review all drafts of such Agilent Public Filings and prepare in a diligent and timely fashion any portion of such Agilent Public Filing pertaining to Verigy. Prior to any printing or public release of any Agilent Public Filing, an appropriate executive officer of Verigy will, if requested by Agilent, certify that (1) the information relating to any Verigy Group member or the Business in such Agilent Public Filing does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading and (2) the financial information relating to any Verigy Group member or the Business in such Agilent Public Filing fairly presents, in all material respects, the financial condition, results of operations and cash flows of such Verigy Group member or the Business, as the case may be, for the periods presented in the release or the Agilent Public Filing. Unless required by law, rule or regulation, Verigy will not publicly release any financial or other information which conflicts with the information with respect to any Verigy Group member or the Business that is included in any Agilent Public Filing without Agilent's prior written consent, which will not be unreasonably withheld. Prior to the release or filing thereof, Agilent will provide Verigy with a draft of any portion of an Agilent Public Filing containing information relating to the Verigy

  Group and will give Verigy an opportunity to review such information and comment thereon; provided that Agilent will determine in its sole and absolute discretion the final form and content of all Agilent Public Filings.

        (b)    Auditors and Audits; Annual Statements and Accounting.    Verigy agrees that, for so long as Agilent is required to consolidate Verigy's results of operations and financial position or to account for its investment in Verigy under the equity method of accounting (in accordance with GAAP):

          (i)    Audit Timing.    Verigy will use its commercially reasonable efforts to enable its independent certified public accountants ("Verigy's Auditors") to complete their audit such that they will date their opinion on the Annual Financial Statements on the same date that Agilent's independent certified public accountants ("Agilent's Auditors") date their opinion on Agilent's audited annual financial statements (the "Agilent Annual Statements"), and to enable Agilent to meet its timetable for the printing, filing and public dissemination of the Agilent Annual Statements, all in accordance with Section 6.1(a) hereof and as required by applicable law.

          (ii)    Information Needed by Agilent.    Verigy will use its best efforts to provide to Agilent on a timely basis all information that Agilent reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Agilent Annual Statements and Agilent's quarterly financial statements in accordance with Section 6.1(a) hereof and as required by applicable law. Without limiting the generality of the foregoing, Verigy will use its best efforts to provide all required financial information with respect to the Verigy Group to Verigy's Auditors in a sufficient and reasonable time and in sufficient detail to permit Verigy's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Agilent's Auditors with respect to information to be included or contained in the Agilent Annual Statements and Agilent's quarterly financial statements.

          (iii)    Access to Verigy Auditors.    Verigy will authorize Verigy's Auditors to make available to Agilent's Auditors both the personnel who performed, or are performing, the annual audit of Verigy and work papers related to the annual audit of Verigy, in all cases within a reasonable time prior to Verigy's Auditors' opinion date, so that Agilent's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Verigy's Auditors as it relates to Agilent's Auditors' report on Agilent's statements, all within sufficient time to enable Agilent to meet its timetable for the printing, filing and public dissemination of the Agilent Annual Statements.

          (iv)    Access to Records.    At Agilent's request, Verigy will provide Agilent's internal auditors with access to the Verigy Group's books and records so that Agilent may conduct reasonable audits relating to the financial statements provided by Verigy under this Agreement as well as to the internal accounting controls and operations of the Verigy Group.

          (v)    Notice of Changes.    Subject to Section 6.1(a)(vii), Verigy will give Agilent as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Verigy's accounting estimates or accounting principles. Verigy will consult with Agilent and, if requested by Agilent, Verigy will consult with Agilent's Auditors with respect thereto. Verigy will not make any such determination or changes without Agilent's prior written consent, which will not be unreasonably withheld, if such a determination or a change would be sufficiently material to be required to be disclosed in Verigy's or Agilent's financial statements as filed with the SEC or otherwise publicly disclosed therein.

          (vi)    Accounting Changes Requested by Agilent.    Notwithstanding clause (vi) above, Verigy will make any changes in its accounting estimates or accounting principles that are requested by Agilent in order for Verigy's accounting practices and principles to be consistent with those of Agilent.

          (vii)    Special Reports of Deficiencies or Violations.    Verigy will report in reasonable detail to Agilent the following events or circumstances promptly after any executive officer of Verigy or any member of the Verigy Board of Directors becomes aware of such matter: (A) all actual or potential significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Verigy's ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Verigy's internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of law that an attorney representing any Verigy Group member has formally made to any officers or directors of Verigy pursuant to the SEC's attorney conduct rules (17 C.F.R. Part 205).

        6.2.    Other Covenants.    In addition to the other covenants contained in this Agreement and the Transaction Documents, Verigy hereby covenants and agrees that, for so long as Agilent beneficially owns at least fifty percent (50%) of the total voting power of all classes of then outstanding share capital of Verigy entitled to vote generally in the election of directors ("Verigy Voting Shares"):

        (a)   Verigy will not, without the prior written consent of Agilent (which Agilent may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Agilent to freely sell, transfer, assign, pledge or otherwise dispose of Verigy Ordinary Shares or would restrict or limit the rights of any transferee of Agilent as a holder of Verigy Ordinary Shares. Without limiting the generality of the foregoing, Verigy will not, without the prior written consent of Agilent (which Agilent may withhold in its sole and absolute discretion), take any action, or take any action to recommend to its shareholders any action, which would among other things, limit the legal rights of, or deny any benefit to, Agilent as a Verigy shareholder either (i) solely as a result of the amount of Verigy Ordinary Shares owned by Agilent or (ii) in a manner not applicable to Verigy shareholders generally.

        (b)   Verigy will not, without the prior written consent of Agilent (which it may withhold in its sole and absolute discretion), issue any Verigy Share Capital or any rights, warrants or options to acquire Verigy Share Capital (including, without limitation, securities convertible into or exchangeable for Verigy Share Capital), if after giving effect to such issuances and considering all of the shares of Verigy Share Capital acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), Agilent would own less than fifty percent (50%) of the Verigy Voting Shares.

        (c)   To the extent that Agilent is a party to any Contracts that provide that certain actions or inactions of Agilent Affiliates (which for purposes of such Contract includes any member of the Verigy Group) may result in Agilent being in breach of or in default under such Contracts and Agilent has advised Verigy of the existence, and has furnished Verigy with copies, of such Contracts (or the relevant portions thereof), Verigy will not take or fail to take, as applicable, and Verigy will cause the other members of the Verigy Group not to take or fail to take, as applicable, any actions that would reasonably be expected to result in Agilent being in breach of or in default under any such Contract. The parties acknowledge and agree that from time to time Agilent may in good faith (and without the effect of imposing restrictions on Verigy pursuant to this covenant that are not generally applicable to Agilent's Subsidiaries) enter into additional Contracts or amendments to existing Contracts that provide that certain actions or inactions of Agilent Subsidiaries or Affiliates (including, for purposes of this Section 6.2(c), members of the Verigy Group) may result in Agilent being in breach of or in default under such Contracts. In such event, provided Agilent has notified Verigy of such additional Contracts or amendments to existing Contracts, and has furnished Verigy with copies of such additional Contracts or amendments to existing Contracts (or relevant portions thereof), Verigy will not thereafter take or fail to take, as applicable, and Verigy will cause the other members of the Verigy Group not to take or fail to take, as applicable, any actions that would reasonably be expected to result in Agilent being in breach of or in default under any such additional Contracts or amendments to existing Contracts. Agilent acknowledges and agrees that Verigy will not be deemed in breach of this Section 6.2(c) to the extent that, prior to being notified by Agilent of, and furnished with copies of, an additional Contract or an amendment to an existing Contract pursuant to this Section 6.2(c), a Verigy Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 6.2(c) had such action(s) or inaction(s) occurred after such notification, provided that Verigy does not, after notification by Agilent, take any further action or fail to take any action that contributes further to such breach or default. Verigy agrees that any Information provided to it pursuant to this Section 6.2(c) will constitute Information that is subject to Verigy's obligations under Article 7.

        6.3.    Covenants Regarding the Incurrence of Indebtedness.

        (a)   Verigy covenants and agrees that prior to the consummation of the IPO, Verigy will not, and Verigy will not permit any other member of the Verigy Group to, without Agilent's prior written consent (which Agilent shall not withhold unreasonably), directly or indirectly, solicit, initiate or encourage any negotiations or discussions with respect to any offer or proposal for Verigy Indebtedness (other than any such negotiations or discussions regarding ordinary course non-convertible Verigy Indebtedness).

        (b)   Verigy covenants and agrees, that, notwithstanding any other provision in this Agreement to the contrary, prior to the consummation of the IPO, Verigy will not, and Verigy will not permit any other member of the Verigy Group to, without Agilent's prior written consent (which Agilent may withhold in its sole and absolute discretion), directly or indirectly, incur any Verigy Indebtedness (other than Inter-Group Indebtedness). Verigy covenants and agrees that after the consummation of the IPO and through the Distribution Date, Verigy will not, and Verigy will not permit any other member of the Verigy Group to, without Agilent's prior written consent (which Agilent may withhold in its sole and absolute discretion), directly or indirectly, incur any Verigy Indebtedness.

        6.4.    Release of Guarantees and Substitution of Deposits.    Verigy shall cause Agilent to be released, on or prior to October 31, 2007, from the guarantees, security deposits, pledges, letters of credit and other security obligations (the "Security Obligations") relating to Verigy's obligations and operations as set forth in Schedule 6.4. For the avoidance of doubt, Agilent shall have no obligation to Verigy under this Agreement to maintain any Security Obligation beyond October 31, 2007.

        6.5.    Reimbursement of Agilent Payments under the Flextronics Transfer Agreements.    If and to the extent that Agilent makes any payments to Flextronics on or prior to the Separation Date in respect of Agilent's obligations under the Flextronics Transfer Agreements (the "Agilent Flextronics Payments"), Verigy shall reimburse Agilent for the entire amount of the Agilent Flextronics Payments within thirty (30) days after the IPO Settlement Date.

        6.6.    Agilent Covenant to Provide Additional Amounts to Verigy Based on IPO Proceeds Amount.    If and to the extent that the proceeds to Verigy from the IPO (net of underwriters' discounts and commissions) (the "IPO Net Proceeds") are less than $             million (the "IPO Target Amount"), then Agilent shall make a payment or otherwise transfer value to Verigy, within thirty (30) days after the IPO Settlement Date, in an amount equal to (x) the IPO Target Amount less (y) the IPO Net Proceeds. The form and manner of such payment or value transfer shall be as mutually agreed between the Parties.

ARTICLE VII

ACCESS TO INFORMATION

        7.1.    Restrictions on Disclosure of Information.

        (a)    Generally.    Without limiting any rights or obligations under any other existing or future agreement between the parties and/or any other members of their respective Group relating to confidentiality, for five (5) years after the Separation Date each party will, and each party will cause its respective Group members and its Representatives to, hold in strict confidence, with at least the same degree of care that applies to Agilent's confidential and proprietary Information pursuant to policies in effect as of the Separation Date, all confidential and proprietary Information concerning the other Group that is either in its possession as of the Separation Date or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, each party, its respective Group members and its Representatives, may disclose such Information to the extent that such party can demonstrate that such Information is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties and/or any of their respective Group members relating to confidentiality, or (ii) lawfully acquired from a third Person on a non-confidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Information. Each party will maintain, and will cause its respective Group members and Representatives to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with this Section 7.1.

        (b)    Disclosure of Third Person Information.    Verigy acknowledges that it and other members of the Verigy Group may have in its or their possession confidential or proprietary Information of third Persons that was received under confidentiality or non-disclosure agreement with such third Person while part of Agilent. Verigy will cause each of its employees and contractors to enter into customary non-disclosure agreements in a form acceptable to Agilent and shall enforce such agreements in accordance with their terms.

        7.2.    Legally Required Disclosure of Information.    If either party or any of its respective Group members or Representatives becomes legally required to disclose any Information (the "Disclosing Party") that it is otherwise obligated to hold strict confidence pursuant to Section 7.1, such party will promptly notify the Person that owns the Information (the "Owning Party") and will use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 7.2. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 7.2, the Disclosing Party will (a) disclose only that portion of the Information which its legal counsel advises it is compelled to disclose or otherwise stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Information, and (c) promptly provide the Owning Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed.

        7.3.    Access to Information.    During the Retention Period (as defined in Section 7.4 below), each party will cooperate with and afford, and will cause its respective Group members and Representatives to cooperate with and afford, to the other party reasonable access upon reasonable advance written request to all Information (other than Information which is (a) protected from disclosure by the attorney-client privilege or work product doctrine, (b) proprietary in nature, (c) the subject of a confidentiality agreement between such party and a third Person which prohibits disclosure to the other party, or (d) prohibited from disclosure under applicable law) owned by such party or one of its Group members or within such party's or any of its respective Group member's or Representative's possession which is created prior to the Distribution Date and which relates to the requesting party's (the "Requestor") business, assets or liabilities, and such access is reasonably required by the Requestor (i) to comply with requirements imposed on the Requestor by any governmental authority, (ii) for use in any proceeding (except for a litigation matter between the parties or any of their respective Group members), (iii) to satisfy audit, accounting, Tax or similar requirements, (iv) to obtain insurance, or (v) to comply with the Requestor's obligations under this Agreement or any Transaction Document. As used in this Agreement, "access" will mean the obligation of a party in possession of Information (the "Possessor") requested by the Requestor to exert its commercially reasonable efforts to locate all requested Information that is owned and/or possessed by Possessor or any respective Group members or Representatives. The Possessor, at its own expense, will conduct a diligent search designed to identify all requested Information and will collect all such Information for inspection by the Requestor during normal business hours at the Possessor's place of business. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor's expense. Alternatively, the Possessor may choose to deliver, at the Requestor's expense, all requested Information to the Requestor in the form requested by the Requestor. The Possessor will notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor will return such Information when no longer needed to the Possessor at the Possessor's expense. In connection with providing Information pursuant to this Section 7.3, each party hereto will, upon the request of the other party and upon reasonable advance notice, make available during normal business hours its respective employees (and those employees of its respective Group members and Representatives, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the Requestor.

        7.4.    Record Retention.    Verigy will, and Verigy will cause each of the other Verigy Group members to, adopt and comply with a record retention policy with respect to Information owned by or in the possession of the Verigy Group and which is created prior to the Distribution Date that is no less stringent than Agilent's record retention policy in effect as of the Separation Date or as Agilent may modify such policy during the three (3) year period subsequent to the Distribution Date, provided that Agilent notifies Verigy of any such modifications. Each party will, at its sole cost and expense, preserve and retain all Information in its respective possession or control that the other party has the right to access pursuant to Section 7.3 or that it is required to preserve and retain in accordance with such record retention policy or for any longer period as may be required by (a) any government agency, (b) any litigation matter, (c) applicable law, or (d) any Transaction Document (as applicable, the "Retention Period"). If either party wishes to dispose of any Information which it is obligated to retain under this Section 7.4 prior to the expiration of the Retention Period, then that party will first provide forty-five (45) days' written notice to the other party, and the other party will have the right, at its option but at the expense of the party that desires to dispose of such Information, upon prior written notice within such 45-day period, to take possession of such Information within ninety (90) days after the date of the notice provided pursuant to this Section 7.4. Written notice of intent to dispose of such Information will include a description of the Information in detail sufficient to allow the other party to reasonably assess its potential need to retain such materials.

        7.5.    Production of Witnesses.    For no less than seven (7) years after the Separation Date, each party will use commercially reasonable efforts, and will cause each of its respective Group members to use commercially reasonable efforts, to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

        7.6.    Reimbursement.    Unless otherwise provided in this Article VII, each party providing access to Information or witnesses to the other party pursuant to Sections 6.3, 6.4 or 6.5 will be entitled to receive from the receiving party, upon the presentation of invoices therefor, payment for all reasonable, out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such Information or witnesses.

        7.7.    Other Agreements Regarding Access to Information.    The rights and obligations of the parties under this Article 7 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Transaction Document.

        7.8.    Acquisition of Verigy or All or any Portion of the Retained Business by another Person.    In the event Agilent or Verigy enters into an agreement with a third Person to sell, directly or indirectly, all or any portion of the Retained Business or of the Business, respectively, whether by a stock or asset sale, merger or otherwise, Agilent and Verigy each covenants and agrees in connection with any such disposition not to disclose any Information of Verigy or relating to the Business or of Agilent or relating to the Retained Business, respectively, to such third Person without the other party's express written consent which may be withheld in the other party's sole discretion.

ARTICLE VIII

ADDITIONAL COVENANTS AND OTHER MATTERS

        8.1.    Performance.    Agilent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Transaction Document to be performed by any member of the Agilent Group. Verigy will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Transaction Document to be performed by any member of the Verigy Group. Each party further agrees that it will cause its other Group members not to take any action or fail to take any action inconsistent with such party's obligations under this Agreement, any Transaction Document or the transactions contemplated hereby or thereby.

        8.2.    Existing Litigation Matters.    Verigy agrees that the existing litigation matters listed on Schedules 1 and 2 (the "Existing Litigation Matters") of the Litigation Disclosure Letter constitute pre-existing Third Party Claims, as that term is defined below in Section 9.3(d)(i), which were initiated prior to the Separation Date and for which proper notice has been given. The parties further agree that the Existing Litigation Matters will remain and be treated as Third Party Claims after the Separation Date. Verigy agrees to indemnify, defend and hold harmless Agilent for the Existing Litigation Matters pursuant to the terms of indemnification set forth below in Article 9 for any and all Damages incurred or suffered by Agilent whether such Damages arise or accrue prior to, on or following the Separation Date.

        8.3.    Insurance Matters.

        (a)    Directors' and Officers' Insurance.    Verigy and its Covered Subsidiaries, and each of their directors and officers will be covered under Agilent's directors' and officers' insurance program until the Distribution Date. Verigy will promptly pay or reimburse Agilent, as the case may be, for all costs and expenses associated with this coverage that are allocated by Agilent to Verigy and its Covered Subsidiaries in accordance with Agilent's practice with respect to the Business as of the Separation Date. Verigy and its counsel may review said policies upon request. Agilent will continue to provide such coverage to Verigy and its Covered Subsidiaries, and each of their directors and officers in connection with any extension of Agilent's current directors' and officers' insurance program or under any new director's and officers' insurance program until the Distribution Date. Verigy will reimburse Agilent for any incremental costs or expenses incurred by Agilent, to the extent that such costs or expenses are identifiable, in connection with covering Verigy and its Covered Subsidiaries, and each of their directors and officers under any new insurance program or extension of the current insurance program that Agilent determines, in the exercise of its reasonable discretion, to be attributable to the coverage for Verigy, its Covered Subsidiaries or any of their directors or officers. Verigy acknowledges that such directors' and officers' insurance coverage will terminate as of the Distribution Date, and Verigy covenants and agrees that it will take appropriate steps to secure directors' and officers' insurance coverage for itself, its Subsidiaries and each of their directors and officers as of the Distribution Date. For claims made by Verigy under insurance programs made available to Verigy pursuant to this Section 8.3(a), Agilent will allocate a portion of Agilent's deductible to Verigy in accordance with the schedule set forth on Schedule 8.3(a) and Agilent shall be responsible for the payment to Verigy of any portion of the applicable deductible not allocated to Verigy.

        (b)    Other Insurance.    Except as set forth in Section 8.3(a) with respect to directors' and officers' insurance, during the period from the Separation Date through the Distribution Date, Agilent will, subject to insurance market conditions and other factors beyond Agilent's reasonable control, maintain, for the protection of Verigy and its Covered Subsidiaries, policies of insurance that are comparable to those maintained generally for Agilent and its Covered Subsidiaries during the same period. Verigy will promptly pay or reimburse Agilent, as the case may be, for all costs and expenses associated therewith that are allocated by Agilent to Verigy and its Covered Subsidiaries in accordance with (i) Agilent's practice with respect to the Business as of the Separation Date, or (ii) the terms of the Transition Services Agreement, as applicable. To the extent Agilent purchases a new type of insurance, or an amount or level of insurance not previously purchased by Agilent in order to protect, at least in part, Verigy or any of its Covered Subsidiaries, that portion of the costs and expenses of such insurance attributable to Verigy or any of its Covered Subsidiaries, as determined in Agilent's sole discretion, shall be reimbursed by Verigy. For claims made by Verigy under insurance programs made available to Verigy pursuant to this Section 8.3(b), Agilent will allocate a portion of Agilent's deductible to Verigy in accordance with the schedule set forth on Schedule 8.3(b) and Agilent shall be responsible for the payment to Verigy of any portion of the applicable deductible not allocated to Verigy.

        (c)    Payments and Reimbursements.    All payments and reimbursements by Verigy pursuant to this Section 8.3 will be made within thirty (30) days after Verigy's receipt of an invoice therefor from Agilent.

        (d)    Changes in Costs or Expenses.    The costs and expenses for which Verigy is obligated to pay or reimburse Agilent pursuant to this Section 8.3 will be based on Agilent's current insurance costs and expenses as of the Separation Date and will be appropriately adjusted as a result of any changes in those costs and expenses after the Separation Date, although the methodology upon which such costs and expenses is based will remain the same.

        (e)    Notification of Changes.    Agilent agrees to provide Verigy not less than sixty (60) days advance written notice (or such shorter notice as may be necessary under the circumstances) in the event it elects (or any of its insurers notifies Agilent in writing of such insurer's election) to cancel or effect any modification of the terms and conditions of any Agilent insurance policy that provides coverage to Verigy or any of its Covered Subsidiaries that is materially adverse to Verigy or any of its Covered Subsidiaries, which notice will include the anticipated date of cancellation or a description of such modification, as applicable.

        (f)    Historical Loss Data.    For no less than seven (7) years after the Separation Date, Agilent will use commercially reasonable efforts to make available to Verigy, upon written request, historical insurance loss Information relating to the Business and any other Information relating to Agilent's historic insurance program with respect to the Business. Any such Information provided to Verigy pursuant to this provision will also be subject to the provisions of Section 7.3.

        (g)    Post Distribution Date.    Verigy acknowledges and agrees that from and after the Distribution Date (i) no member of the Agilent Group will purchase or maintain, or cause to be purchased or maintained, any insurance policy for the protection of Verigy, its Covered Subsidiaries, any member of the Verigy Group or any of their respective directors and officers, (ii) the Verigy Group (including Verigy and its Covered Subsidiaries) will purchase insurance coverage sufficient to protect its interests and (iii) no member of the Verigy Group will be entitled to pursue claims against any insurance policies of the Agilent Group.

        8.4.    Export Control Compliance.    From the Separation Date through the Distribution Date, Verigy agrees not to, and Verigy will cause each other member of the Verigy Group not to, export, re-export or otherwise transfer any commodities or technology received from any member of the Agilent Group in connection with the Transfer or otherwise, except in accordance with applicable export control regulations, including, without limitation, the applicable export control regulations of the United States. This Section 8.4 will survive termination of this Agreement for any reason whatsoever.

        8.5.    Conduct of Business between Separation Date and the IPO Settlement Date.    From the Separation Date through the IPO Settlement Date, Verigy will (and Verigy will cause each of the other Verigy Group members to) conduct its operations in the Ordinary Course of Business. Without limiting the generality of the foregoing, prior to the IPO Settlement Date, Verigy will not (and Verigy will cause each of the other Verigy Group members not to), without the written consent of Agilent, which consent may be withheld in Agilent's sole discretion, take any action outside the Ordinary Course of Business, including, without limitation: (a) the incurrence of any capital expenditures or Liabilities outside of the Ordinary Course of Business not previously approved by Agilent prior to the Separation Date; (b) the acquisition of any businesses or other Assets outside of the Ordinary Course of Business, by means of merger, consolidation or otherwise; or (c) any loans, advances or capital contributions to, or investments in, any other Person (other than members of the Verigy Group).

        8.6.    Conduct of Business between IPO Settlement Date and Distribution Date.    Subject to any additional restrictions in the Tax Sharing Agreement, during the period from the IPO Settlement Date through the Distribution Date, Verigy covenants and agrees that the Verigy Group as a whole will not, without Agilent's prior written consent (which Agilent may withhold in its sole and absolute discretion): (a) acquire any businesses or other Assets outside the Ordinary Course of Business, by means of merger, consolidation or otherwise, of any other Person, with an aggregate value of more than $50 million for all such acquisitions, (b) dispose of Assets held by the Verigy Group outside the Ordinary Course of Business, by sale or otherwise, with an aggregate value of more than $50 million for all such dispositions, or (c) acquire any equity or debt securities of any other Person, with an aggregate value of more than $25 million for all such acquisitions.

ARTICLE IX

INDEMNIFICATION

        9.1.    Indemnification by Verigy Group.    Subject to the provisions hereof, Verigy will, and Verigy will cause any member of the Verigy Group that receives any Transferred Asset, Transferred License, Transferred Intellectual Property Rights or Business Technology or assumes any Assumed Liability pursuant to the terms of this Agreement or any Transaction Document (and each of their respective successors and assigns) to, jointly and severally indemnify, defend and hold harmless Agilent, each member of the Agilent Group, each of their respective past and present Representatives, and each of their respective successors and assigns (collectively, the "Agilent Indemnified Parties") from and against any and all Damages incurred or suffered by the Agilent Indemnified Parties arising or resulting from the following, whether such Damages arise or accrue prior to, on or following the Separation Date:

        (a)   The failure of Verigy or any other member of the Verigy Group or any other Person to pay, perform or otherwise properly discharge any of the Assumed Liabilities in accordance with their respective terms;

        (b)   The Assumed Liabilities;

        (c)   Any breach by Verigy or any member of the Verigy Group of this Agreement or any Transaction Document; and

        (d)   Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the IPO Registration Statement and any other documents filed with the SEC in connection with the IPO or the transactions contemplated in this Agreement, other than with respect to the Agilent Disclosure Portions;

it being understood that Verigy will have no liability to the Agilent Indemnified Parties if it shall be proven that the Damages incurred by the Agilent Indemnified Parties were the direct result of an action or failure to act by Verigy or any member of the Verigy Group at the written direction of Agilent.

        9.2.    Indemnification by Agilent Group.    Subject to the provisions hereof, Agilent will, and Agilent will cause any member of the Agilent Group that transfers any Transferred Asset, Transferred License, Transferred Intellectual Property Rights or Business Technology pursuant to the terms of this Agreement or any Transaction Document (and each of their respective successors and assigns) to, jointly and severally indemnify, defend and hold harmless each member of the Verigy Group, each of their respective past and present Representatives, and each of their respective successors and assigns (collectively, the "Verigy Indemnified Parties") from and against any and all Damages incurred or suffered by the Verigy Indemnified Parties arising or resulting from the following whether such Damages arise or accrue prior to, on or following the Separation Date:

        (a)   The failure of Agilent or any other member of the Agilent Group or any other Person to pay, perform or otherwise properly discharge any of the Excluded Liabilities in accordance with their respective terms;

        (b)   The Excluded Liabilities;

        (c)   Any breach by Agilent or any member of the Agilent Group of this Agreement or any Transaction Document;

        (d)   An action or failure to act by Verigy or any member of the Verigy Group at the written direction of Agilent; and

        (e)   The Agilent Disclosure Portions.

        9.3.    Claim Procedure.

        (a)    Claim Notice.    A party that seeks indemnity under this Article 9 (an "Indemnified Party") will give written notice (a "Claim Notice") to the party from whom indemnification is sought (an "Indemnifying Party"), whether the Damages sought arise from matters solely between the parties or from Third Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure.

        (b)    Response to Notice of Claim.    Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the parties will resort to the dispute resolution procedures set forth in Section 10.3.

        (c)    Contested Claims.    In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than ten (10) days after the receipt of the notice referenced in Section 9.3(b)(ii) hereof, the parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 10.3 hereof. Upon ultimate resolution thereof, the parties will take such actions as are reasonably necessary to comply with such agreement or instructions.

        (d)    Third Party Claims.

          (i)    In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (collectively, a "Third-Party Claim") with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 9, the Indemnified Party will give written notification to the Indemnifying Party of the Third-Party Claim. Such notification will be given within five (5) days after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.

          (ii)   The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party will be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") will keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

          (iii)  The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

        9.4.    Survival; Limitations.

        (a)   All covenants and agreements of the parties contained in this Agreement will survive each of the Transfer, the IPO and the Distribution. The rights and obligations of Agilent, Verigy and each of their respective Indemnified Parties under this Agreement will survive the sale, assignment or other transfer by any party of any Assets or Liabilities.

        (b)   The amount of any Damages for which indemnification is provided under this Agreement will be net of any amounts actually recovered by the Indemnified Party from any third Person with respect to such Damages. Any Indemnifying Party hereunder will be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Damages. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (Y) the full amount of such indemnifiable Damages.

        (c)   Any indemnification payment made under this Agreement will be characterized for Tax purposes as a contribution or distribution or payment of an assumed or retained liability, as applicable.

        (d)   Notwithstanding the joint and several indemnification obligations of each Group as set forth in Sections 9.1 and 9.2, the parties agree that the indemnification obligation of any Agilent Group member or Verigy Group member, as applicable, for Damages will be satisfied by a direct payment from Agilent or Verigy, as applicable, to the other party irrespective of which Group member is found liable for Damages.

        (e)   Notwithstanding anything to the contrary in Section 9.1 or Section 9.2, (i) indemnification with respect to Taxes shall be governed exclusively by the Tax Sharing Agreement, (ii) to the extent the Intellectual Property Matters Agreement specifically provides indemnification with respect to Third-Party Claims for infringement of Intellectual Property rights, the Intellectual Property Matters Agreement shall govern with respect to that indemnification, and (iii) to the extent the Employee Matters Agreement specifically provides indemnification with respect to certain employee-related Assumed Liabilities, the Employee Matters Agreement shall govern with respect to that indemnification. To the extent indemnification is not provided in such Transaction Documents, the terms of this Agreement shall govern.

        (f)    NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY (COLLECTIVELY, "UNFORESEEN DAMAGES"), HOWEVER

CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 8.4(g).

ARTICLE X

MISCELLANEOUS

        10.1.    Governing Law.    The internal laws of the State of New York shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, unless expressly provided therein, each Transaction Document, and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

        10.2.    Jurisdiction.    If any Dispute arises out of or in connection with this Agreement or any Transaction Document, except as expressly contemplated by another provision of this Agreement or any Transaction Document, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in New York, New York, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

        10.3.    Dispute Resolution.

        (a)    Amicable Resolution.    Agilent and Verigy mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement or any Transaction Document, including any amendments hereto or thereto. In furtherance thereof, in the event of any dispute or disagreement (a "Dispute") between any Agilent Group member and any Verigy Group member as to the interpretation of any provision of this Agreement or any Transaction Document executed in connection herewith or therewith (or the performance of obligations hereunder or thereunder), then unless otherwise provided in any Transaction Document, the matter, upon written request of either party, will be referred for resolution to a steering committee established pursuant to this Section 10.3(a) (the "Dispute Committee"). The Dispute Committee will have four (4) members, two (2) of whom will be appointed by Agilent and two (2) of whom will be appointed by Verigy. The Dispute Committee will make a good faith effort to promptly resolve all Disputes referred to it. Dispute Committee decisions made with the unanimous consent of the Dispute Committee will be binding on Agilent and Verigy. Notwithstanding anything to the contrary in this Article 10, any amendment to the terms of this Agreement or any Transaction Document may only be effected in accordance with Section 10.10.

        (b)    Mediation and Alternate Dispute Resolution.    If the Dispute Committee is unable to resolve the Dispute as contemplated by Section 10.3(a), either Agilent or Verigy may demand non-binding mediation of the Dispute by written notice to the other in which case the two parties will select a mediator within ten (10) days after the demand. Neither party may unreasonably withhold consent to the selection of the mediator. The parties may agree to replace mediation with some other form of non-binding alternative dispute resolution process ("ADR") such as neutral fact finding or mini-trial. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Each of Agilent and Verigy will bear its own costs of mediation or other form of ADR, but both parties will share the costs of the mediator or other arbiter equally.

        (c)    Non-Exclusive Remedy.    Nothing in this Section 10.3 will prevent either Agilent or Verigy from commencing formal litigation proceedings or seeking injunctive or similar relief at any time without regard to the provisions in subsections (a) and (b) above.

        (d)    Commencement of Dispute Resolution Procedure.    Notwithstanding anything to the contrary in this Agreement or any Transaction Document, Agilent and Verigy are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to Section 9.3, this Section 10.3 or otherwise, and each party will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 10.3(d).

        10.4.    Notices.    Each party giving any notice required or permitted under this Agreement or any Transaction Document will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 10.4: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement or any Transaction Document only if given as provided in this Section 10.4 and will be deemed given on the date that the intended addressee actually receives the notice.

If to Agilent:	with a copy to:
Agilent Technologies, Inc. 395 Page Mill Road Palo Alto, California 94306 Attention: General Counsel Facsimile: 650-752-	Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, California 94304 Attention: William H. Hinman Jr., Esq. Facsimile: (650) 251-5002
If to Verigy:	with a copy to:
Verigy Pte. Ltd. 395 Page Mill Road Palo Alto, California 94306 Attention: Kenneth M. Siegel, Esq. Facsimile: (650) 752-5772	O'Melveny & Myers LLP 275 Battery Street, Suite 2600 San Francisco, California Attention: Michael J. Kennedy, Esq. Facsimile: (415) 984-8701

        10.5.    Binding Effect and Assignment.    This Agreement and each Transaction Document binds and benefits the parties and their respective successors and assigns. Notwithstanding anything in Section 7.8 to the contrary, neither party may assign any of its rights or delegate any of its obligations under this Agreement or any Transaction Document without the written consent of the other party which consent may be withheld in such party's sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, Agilent may assign this Agreement and any Transaction Document in connection with a merger transaction in which Agilent is not the surviving entity or the sale of all or substantially all of its assets.

        10.6.    Severability.    If any provision of this Agreement or any Transaction Document is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement or such Transaction Document, as the case may be, remain in full force, if the essential terms and conditions of this Agreement or such Transaction Document, as the case may be, for each party remain valid, binding and enforceable.

        10.7.    Entire Agreement.    This Agreement, together with the Transaction Documents and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties' agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein and therein are superseded by this Agreement and the Transaction Documents, as applicable. In the event of any conflict between any provision in this Agreement and any provision in an Ancillary Agreement, the provisions of this Agreement will control over the provisions in such Ancillary Agreement. In the event of any conflict between (a) any provision in this Agreement or any Ancillary Agreement, on the one hand, and (b) any specific provision in any Transaction Document, on the other hand, pertaining to the subject matter of such Transaction Document, the specific provisions in such Transaction Document will control over the provisions in this Agreement or such Ancillary Agreement, as applicable.

        10.8    Counterparts.    The parties may execute this Agreement and any Transaction Document in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of both parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party's signature is as effective as signing and delivering the counterpart in person.

        10.9.    Expenses.    The responsibility for payment of costs, fees and expenses relating to the IPO, the Distribution, the Separation and the Transfer will be as set forth in the General Assignment and Assumption Agreement, the Tax Sharing Agreement and the Employee Matters Agreement.

        10.10.    Amendment.    The parties may amend this Agreement or any Transaction Document only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement or such Transaction Document, as applicable.

        10.11.    Waiver.    The parties may waive a provision of this Agreement or an Transaction Document only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party's favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party's rights and remedies in this Agreement or any Transaction Document is not intended to be exclusive, and a party's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

        10.12    Authority.    Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the Transaction Documents to which it is a party, (b) the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and each of the Transaction Documents to which it is a party, and (d) this Agreement and each of the Transaction Documents to which it is a party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

        10.13.    Termination.

        (a)   This Agreement and any Transaction Document may be terminated at any time prior to the Separation Date by and in the sole discretion of Agilent without the approval of Verigy in which case neither party will have any liability of any kind to the other party.

        (b)   The obligations of the parties under Article V (including the obligation to pursue or effect the Distribution) may be terminated by Agilent if (i) at any time after the Separation Date Agilent determines, in its sole and absolute discretion, that the Distribution would not be in the best interests of Agilent or its stockholders or (ii) the Distribution has not occurred by December 31, 2006.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the Parties have caused this Master Separation and Distribution Agreement to be duly executed as of the date first above written.

AGILENT TECHNOLOGIES, INC.
By:

Name:
Title:

[AGILENT'S SIGNATURE PAGE TO THE MASTER SEPARATION AGREEMENT—
VERIGY'S SIGNATURE PAGE FOLLOWS]

VERIGY PTE. LTD.
By:

Name:
Title:

[VERIGY'S SIGNATURE PAGE TO THE MASTER SEPARATION AND DISTRIBUTION AGREEMENT]

ANNEX A

        The following terms, as used in this Agreement, have the following meanings:

        "Action" means any suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person.

        "ADR" has the meaning set forth in Section 10.3(b) of this Agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly "controlling," "controlled by," or "under common control with" (within the meaning of the Securities Act), such specified Person; provided, however, that for purposes of this Agreement, unless this Agreement expressly provides otherwise, the determination of whether a Person is an Affiliate of another Person will be made assuming that no member of the Agilent Group is an Affiliate of any member of the Verigy Group.

        "Agilent" has the meaning set forth in the preamble to this Agreement.

        "Agilent Annual Statements" has the meaning set forth in Section 6.1(b)(ii) of this Agreement.

        "Agilent Common Stock" means the common stock, $0.01 par value, of Agilent.

        "Agilent Disclosure Portions" means all (a) information set forth in, incorporated by reference into, or omitted from, the IPO Registration Statement to the extent relating exclusively to (i) the Agilent Group, (ii) the Retained Business, (iii) Agilent's intentions with respect to the Distribution, or (iv) the terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution and (b) information publicly disclosed by Agilent outside of the IPO Registration Statement to the extent relating exclusively to (x) the items enumerated in subparagraphs (i)-(iv) above, or (y) Verigy (including, without limitation, financial information about the "STS Segment"), in each case to the extent that such information is attributed to Verigy and/or Verigy's directors and officers, for liability purposes under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. For the avoidance of doubt, information publicly disclosed by Verigy Employees or Verigy Transferred Employees shall not be deemed to be information publicly disclosed by Agilent notwithstanding that such Verigy Employees or Verigy Transferred Employees may have been employees of Agilent at the time of the public disclosure.

        "Agilent Group" means Agilent and each Person that is an Affiliate of Agilent (other than any member of the Verigy Group) immediately after the Separation Date, and each other Person that becomes an Affiliate of Agilent after the Separation Date.

        "Agilent Indemnified Parties" has the meaning set forth in Section 9.1 of this Agreement.

        "Agilent Public Filings" has the meaning set forth in Section 6.1(a)(xii) of this Agreement.

        "Agilent's Auditors" has the meaning set forth in Section 6.1(b)(ii) of this Agreement.

        "Agilent Tax Group" has the meaning set forth in the Tax Sharing Agreement.

        "Agreement" has the meaning set forth in the preamble to this Agreement.

        "Ancillary Agreement" has the meaning set forth in the General Assignment and Assumption Agreement.

        "Annual Financial Statements" has the meaning set forth in Section 6.1(a)(v) of this Agreement.

        "Assets" means assets, properties and rights (including goodwill and rights arising under Contracts), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

        "Assumed Liabilities" has the meaning set forth in the General Assignment and Assumption Agreement.

        "Business" means [the portion of Agilent's business conducted by Agilent and its Subsidiaries in the design, development, research, manufacture, supply, distribution, sale, support and maintenance of Automated Semiconductor Test Systems through its Semiconductor Test Solutions business, but not through any other Agilent business even if in support of the Semiconductor Test Solutions business, and specifically excludes (a) Agilent's central research laboratory, called Agilent Labs, and (b) research and development being conducted by Agilent Labs as of the Separation Date].

        "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

        "Business Technology" has the meaning set forth in the Intellectual Property Matters Agreement.

        "Claimed Amount" has the meaning set forth in Section 9.3(a) of this Agreement.

        "Claim Notice" has the meaning set forth in Section 9.3(a) of this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Contracts" means any written or oral commitment, contract, subcontract, license, sublicense, lease, understanding, instrument, indenture, note or legally binding commitment or undertaking of any nature.

        "Controlling Party" has the meaning set forth in Section 9.3(d)(ii) of this Agreement.

        "Covered Subsidiary" means a corporation or other legal entity controlled or owned, directly or indirectly, by Agilent or Verigy, as applicable, that satisfies the definition of "Subsidiary" under an Agilent insurance policy.

        "Damages" means all losses, claims, demands, damages, Liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys' fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on a balance sheet.

        "Dispute" has the meaning set forth in Section 10.3(a) of this Agreement.

        "Dispute Committee" has the meaning set forth in Section 10.3(a)(i) of this Agreement.

        "Distribution" has the meaning set forth in the Recitals to this Agreement.

        "Distribution Agent" has the meaning set forth in Section 5.4(a) of this Agreement.

        "Distribution Date" means the date on which the Distribution occurs.

        "Employee Matters Agreement" means that certain Employee Matters Agreement entered into by and between Agilent and Verigy effective as of the Separation Date, as such Employee Matters Agreement may be amended from time to time.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

        "Excluded Liabilities" has the meaning set forth in the General Assignment and Assumption Agreement.

        "Existing Litigation Matters" has the meaning set forth in Section 8.4.

        "Financial Statements" means the Annual Financial Statements and Quarterly Financial Statements collectively.

        "GAAP" means U.S. generally accepted accounting principles, consistently applied.

        "General Assignment and Assumption Agreement" has the meaning set forth in the recitals to this Agreement.

        "Group" means either the Agilent Group or the Verigy Group, as the context requires.

        "Indemnified Party" has the meaning set forth in Section 9.3(a) of this Agreement.

        "Indemnifying Party" has the meaning set forth in Section 9.3(a) of this Agreement.

        "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

        "Intellectual Property Matters Agreement" means that certain Intellectual Property Matters Agreement entered into by and between Agilent and Verigy effective as of the Separation Date, as such Intellectual Property Matters Agreement may be amended from time to time.

        "Intellectual Property Rights" has the meaning set forth in the Intellectual Property Matters Agreement.

        "Inter-Group Indebtedness" means indebtedness for borrowed funds between a member of the Agilent Group and a member of the Verigy Group as set forth on the Agilent Treasury capitalization plan.

        "IPO" has the meaning set forth in the Recitals to this Agreement.

        "IPO Registration Statement" means the registration statement on Form S-1 (SEC File No. 333-132291) as filed by Verigy with the SEC in connection with the IPO, together with all amendments and supplements thereto.

        "IPO Settlement Date" means the date on which the First Time of Delivery (as defined in the Underwriting Agreement) occurs.

        "IRS" means the United States Internal Revenue Service.

        "Liabilities" means debts, liabilities, guarantees, assurances, commitments and obligations of any nature or description, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of (i) any Contract or tort based on negligence or strict liability or (ii) any act or failure to act by any past or present Representative, whether or not such act or failure to act was within such Representative's authority), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

        "Litigation Disclosure Letter" has the meaning set forth in the General Assignment and Assumption Agreement.

        "Loan Facility Agreement" has the meaning set forth in Section 4.1 of this Agreement.

        "Manufacturing Trademark License Agreement" means that certain Manufacturing Trademark License Agreement entered into by and between Agilent and Verigy effective as of the Separation Date, as such Manufacturing Trademark License Agreement may be amended from time to time.

        "Non-controlling Party" has the meaning set forth in Section 9.3(d)(ii) of this Agreement.

        "Ordinary Course of Business" means in the ordinary course of the operation of the Business.

        "Owning Party" has the meaning set forth in Section 7.2 of this Agreement.

        "Party" or "Parties" has the meaning set forth in the preamble to this Agreement.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

        "Possessor" has the meaning set forth in Section 7.3 of this Agreement.

        "Quarterly Financial Statements" has the meaning set forth in Section 6.1(a)(iv) of this Agreement.

        "Record Date" means the close of business on the date to be determined by Agilent's Board of Directors as the record date for determining the stockholders of Agilent entitled to receive Verigy Ordinary Shares pursuant to the Distribution.

        "Regulation S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

        "Regulation S-X" means Regulation S-X of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

        "Representatives" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

        "Requestor" has the meaning set forth in Section 7.3 of this Agreement.

        "Retained Business" has the meaning set forth in the General Assignment and Assumption Agreement.

        "Retention Period" has the meaning set forth in Section 7.4 of this Agreement.

        "SEC" means the United States Securities and Exchange Commission or any successor agency.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

        "Separation Date" has the meaning set forth in the General Assignment and Assumption Agreement.

        "Subsidiary" or "Subsidiaries" of Verigy, Agilent or any other Person means any corporation, partnership or other legal entity of which Verigy, Agilent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Tax" and "Taxes" have the meanings set forth in the Tax Sharing Agreement.

        "Tax Advisor" has the meaning set forth in the Tax Sharing Agreement.

        "Tax Control" means the definition of "control" set forth in Section 368(c) of the Code.

        "Tax Sharing Agreement" means that certain Tax Sharing Agreement entered into by and between Agilent and Verigy effective as of the Separation Date, as such Tax Sharing Agreement may be amended from time to time.

        "Third-Party Claim" has the meaning set forth in Section 9.3(d)(i) of this Agreement.

        "Transaction Documents" has the meaning set forth in Section 3.1.

        "Transfer" has the meaning set forth in the Recitals to this Agreement.

        "Transferred Assets" has the meaning set forth in the General Assignment and Assumption Agreement.

        "Transferred Business Intellectual Property" has the meaning set forth in the Intellectual Property Matters Agreement.

        "Transferred Intellectual Property Rights" has the meaning set forth in the Intellectual Property Matters Agreement.

        "Transferred Licenses" has the meaning set forth in the Intellectual Property Matters Agreement.

        "Transition Services Agreement" means the Transition Services Agreement entered into by and between Agilent and Verigy effective as of the Separation Date, as such Transition Services Agreement may be amended from time to time.

        "Underwriters" means the managing underwriters for the IPO as described in the IPO Registration Statement.

        "Underwriting Agreement" means the Underwriting Agreement between Verigy and the Underwriters relating to the IPO, as amended from time to time.

        "Verigy" has the meaning set forth in the preamble to this Agreement.

        "Verigy Group" means Verigy, each Person that Verigy directly or indirectly controls (within the meaning of the Securities Act) on or after the Separation Date.

        "Verigy Indebtedness" means (i) all outstanding obligations for senior debt and subordinated debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) any outstanding obligations under capital leases and purchase money obligations (other than as included in Accounts Payable), (iii) any amounts owed with respect to drawn letters of credit and (iv) any outstanding guarantees of obligations of the type described in clauses (i) through (iii) above, in each case of any member of the Verigy Group.

        "Verigy Indemnified Parties" has the meaning set forth in Section 9.2 of this Agreement.

        "Verigy Ordinary Shares" means the ordinary shares of Verigy.

        "Verigy Public Documents" has the meaning set forth in Section 6.1(a)(viii) of this Agreement.

        "Verigy Share Capital" means all classes or series of capital stock of Verigy, including the Verigy Ordinary Shares, and all options, warrants and other rights to acquire such capital stock.

        "Verigy Tax Group" has the meaning set forth in the Tax Sharing Agreement.

        "Verigy Transfer Agent" means the transfer agent and registrar for the Verigy Ordinary Shares.

        "Verigy Voting Shares" has the meaning set forth in Section 6.2 of this Agreement.

        "Verigy's Auditors" has the meaning set forth in Section 6.1(b)(i) of this Agreement.

Schedule 1

Investments in Subsidiaries

1.
Verigy US Inc., a Delaware corporation.

2.
Verigy (US) Development Inc., a Delaware corporation.

3.
Verigy (Canada) Inc., a company organized under the federal laws of Canada.

4.
Verigy France, a company organized under the laws of France.

5.
Verigy (Germany) GmbH, a private limited liability company organized under the laws of Germany.

6.
Verigy Italia S.r.L., a limited liability company organized under the laws of Italy.

7.
Verigy KK, a company organized under the laws of Japan.

8.
Verigy (Korea) Ltd., a limited liability company organized under the laws of Korea.

9.
Verigy (Netherlands) BV, a private limited liability company organized under the laws of the Netherlands.

10.
Verigy (Singapore) Pte. Ltd., a private limited company organized under the laws of Singapore.

11.
Verigy (Malaysia) Sdn. Bhd.

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  Exhibit 2.1
MASTER SEPARATION AND DISTRIBUTION AGREEMENT